Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-192459 and File No. 333-196565) and Form S-3 (File No. 333-206106) of Surgical Care Affiliates, Inc. of our report dated February 22, 2016 relating to the consolidated financial statements of Surgical Care Affiliates, Inc. and the effectiveness of internal control over financial reporting, which appears in Surgical Care Affiliates, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

May 16, 2016